Exhibit 99.1

TELETECH ANNOUNCES FOURTH QUARTER AND FULL YEAR

2014 FINANCIAL RESULTS

Fourth Quarter 2014 Results

Revenue Increased 6.3 Percent to $338.2 Million (8.4 Percent to $344.9 Million Non-GAAP);

Operating Income was $30.1 Million, 8.9 Percent of Revenue (9.4 Percent Non-GAAP);

Fully Diluted EPS was 44 Cents (46 Cents Non-GAAP);

Signed $100 Million in New Business (an Increase of 25 Percent)

Initiates a Semi-annual Cash Dividend and Increases Share Repurchase Allowance

Provides Outlook for Full Year 2015 Revenue and Operating Income

Denver, Colo., February 25, 2015 — TeleTech Holdings, Inc. (NASDAQ: TTEC), a leading global provider of customer experience, engagement and growth solutions, today announced financial results for the fourth quarter and full year ended December 31, 2014. The Company will file its Annual Report on Form 10-K in accordance with regulatory guidelines, no later than mid March.

“We had a strong finish to 2014. We won a record $440 million in annualized contract value new business last year, acquired marquee new clients, introduced breakthrough technology innovations, completed two acquisitions, and achieved record client retention rates and Net Promoter Scores,” commented Ken Tuchman, chairman and chief executive officer of TeleTech. “Our holistic customer experience services platform is providing clients with essential integrated capabilities that differentiate their brand experience at every touchpoint, delivers desired outcomes, and builds long-term loyalty and value with deeper customer engagement. Our business has significantly transformed over the past few years with customer experience solutions that fully unite strategic consulting with best-in-class technology solutions, customer growth services, and customer care management.”

Tuchman continued, “While the variability in our customer technology services segment impacted the broader performance in the business last year, we have strong momentum going into 2015 and remain steadfast in our commitment to maximize value for shareholders. We are pleased to announce our Board’s decision to increase the authorization under our long standing share repurchase program and initiate a semi-annual cash dividend. This decision reflects the Board’s confidence in the business and the strength of our cash flows and balance sheet, while continuing a focused investment in innovation and growth.”

Investor Contact Paul Miller 303.397.8641	Media Contact Elizabeth Grice 303.397.8507

FULL YEAR 2014 FINANCIAL HIGHLIGHTS

Revenue

•                  Full year 2014 GAAP revenue was $1.242 billion compared to $1.193 billion in 2013.

•                  On a constant currency non-GAAP basis, 2014 revenue was $1.270 billion. This represents a 6.3 percent growth rate over the prior year, of which approximately 50 percent was organic.

Income from Operations

•                  Full year 2014 GAAP income from operations was $96.5 million or 7.8 percent of revenue compared to $101.4 million or 8.5 percent of revenue in 2013.

•                  2014 income from operations on a constant currency basis and adjusted for $3.7 million in restructuring charges and asset impairments was $106.2 million, representing 8.4 percent of adjusted revenue versus 9.0 percent the prior year.

Earnings Per Share

•                  Full year 2014 GAAP fully diluted earnings per share attributable to TeleTech shareholders was $1.44 from $1.29 for the full year 2013.

•                  Non-GAAP fully diluted earnings per share was $1.52 compared to $1.48 in the prior year.

Bookings

•                  During the full year 2014, TeleTech signed an estimated $440 million in annualized contract value revenue from new and expanded client relationships, representing an increase of 21 percent over the prior year. The bookings mix was well diversified across all verticals with approximately 92 percent from existing clients, 48 percent from emerging businesses and 20 percent from international clients.

FOURTH QUARTER 2014 FINANCIAL HIGHLIGHTS

Revenue

•                  Fourth quarter 2014 GAAP revenue increased 6.3 percent to $338.2 million compared to $318.1 million in the year ago quarter.

•                  On a constant currency basis, revenue was $344.9 million, representing a 8.4 percent growth rate over the year ago period when adjusted for $6.8 million in foreign currency impact.

Income from Operations

•                  Fourth quarter 2014 GAAP income from operations was $30.1 million or 8.9 percent of revenue compared to $32.8 million or 10.3 percent of revenue in the fourth quarter 2013.

•                  Income from operations on a constant currency basis and adjusted for $2.0 million in restructuring and impairment charges was $32.5 million or 9.4 percent of adjusted revenue. This compares to $33.0 million or 10.4 percent of revenue in the year ago quarter.

•                  The operating results reflect a favorable revenue mix from our expanded offerings, acquisition contribution, and improved retention and capacity utilization, but were offset by foreign currency fluctuations, incremental investment, additional amortization expense from acquisitions, and variability in our customer technology services segment.

Earnings Per Share

•                  Fourth quarter 2014 GAAP fully diluted earnings per share attributable to TeleTech shareholders was 44 cents compared to 38 cents in the fourth quarter 2013.

•                  Adjusted fully diluted earnings per share was 46 cents compared to 43 cents in the prior year.

Bookings

•                  During the fourth quarter 2014, TeleTech signed an estimated $100 million in annualized contract value revenue from new and expanded client relationships, up 25 percent over the prior year.

STRONG BALANCE SHEET CONTINUES TO FUND OPERATIONS, SHARE REPURCHASES, STRATEGIC ACQUISITIONS, AND INVESTMENTS

•                  As of December 31, 2014, TeleTech had cash and cash equivalents of $77.3 million and $105.9 million of total debt, resulting in a net debt position of $28.6 million.

•                  As of December 31, 2014, TeleTech had $596.8 million of additional borrowing capacity available under its revolving credit facility.

•                  Cash flow from operations in the fourth quarter 2014 was $32.2 million compared to $61.4 million in the fourth quarter 2013.

•                  Capital expenditures in the fourth quarter 2014 were $15.4 million compared to $18.5 million in the fourth quarter 2013.

•                  TeleTech repurchased 414,245 shares of common stock during the fourth quarter 2014 for a total cost of $9.8 million. As of December 31, 2014, $11.8 million was authorized for future share repurchases. For the full year 2014, TeleTech repurchased nearly 2.4 million shares of common stock for a total cost of approximately $57.1 million.

SEGMENT REPORTING

TeleTech reports financial results for the following four business segments: Customer Management Services (CMS), Customer Growth Services (CGS), Customer Technology Services (CTS) and Customer Strategy Services (CSS).  Financial highlights for the segments are provided below.

Customer Management Services (CMS) — Customer Experience Delivery Solutions

•                  In the fourth quarter 2014, the CMS segment revenue was $250.1 million, up 8.4 percent from $230.6 million in the year ago quarter. On a constant currency basis revenue increased 10.9 percent relative to the same period last year.

•                  Income from operations was $20.9 million or 8.3 percent compared to $20.5 million or 8.9 percent in the year ago quarter. Adjusted operating income margin was 8.7 percent reflecting $0.3 million of foreign currency translation and $1.2 million of restructuring and impairment charges. This compares to 9.0 percent in the same period last year.

Customer Growth Services (CGS) — Technology-Enabled Revenue Generation Solutions

•                  CGS fourth quarter 2014 revenue declined 3.2 percent to $28.9 million compared to $29.8 million in the year ago quarter. Income from operations was $1.9 million or 6.4 percent versus $1.8 million or 6.0 percent.

Customer Technology Services (CTS) — Hosted and Managed Technology Solutions

•                  CTS fourth quarter 2014 revenue declined 15 percent to $35.5 million compared to $41.6 million in the year ago quarter. Income from operations was $2.9 million or 8.1 percent compared to $6.1 million or 14.6 percent in the year ago quarter.

Customer Strategy Services (CSS) — Customer Experience Strategy and Data Analytics Solutions

•                  CSS fourth quarter 2014 revenue increased 48 percent to $23.7 million from $16.0 million in the year ago quarter. Income from operations was $4.5 million or 19.2 percent compared to $4.4 million or 27.2 percent in the year ago quarter.

BUSINESS OUTLOOK

“With strong growth in 2014 bookings across the segments, industries and services, we are benefiting from our planned investments in innovation, acquisitions and our verticalized sales organization,” commented Regina Paolillo, chief financial and administrative officer of TeleTech. “The outlook for 2015 is favorable. We estimate a growth rate, including existing acquisitions, in the six percent range, which includes an estimated three percentage points of adverse impact from foreign currency translation. We anticipate that revenue and operating income will follow similar trends as last year with a greater percentage of business delivered in the second half of the year,” continued Paolillo.

Revenue — Year-over-year revenue growth estimated between $1.315 and $1.325 billion, reflecting an estimated three percent adverse impact from foreign exchange translation.

Operating Margin — Operating margin estimated at 8.25 percent  (before asset impairment, restructuring and acquisition-related charges), but including an incremental $10 million investment in sales and research and development.

Capital Expenditures — Estimated to be approximately six percent of revenue.

DIVIDEND AND SHARE REPURCHASE

The Board of Directors has approved the initiation of a regular semi-annual cash dividend and an increase in the share repurchase program. An initial cash dividend of $0.18 per common share will be paid on March 16, 2015 to shareholders of record as of March 6, 2015. While the Board of Directors intends to authorize subsequent dividends on a semi-annual basis, such approvals will be based on the company’s performance, among other factors. The Board of Directors also authorized a $25 million increase in the share repurchase program, which has no expiration date. The pace of repurchase activity will depend on cash balances and needs of the business, cash flow from operations, market conditions, stock price and acquisition opportunities.

SEC FILINGS

The company’s filings with the Securities and Exchange Commission are available in the “Investors” section of TeleTech’s website, which can be found at www.teletech.com.

CONFERENCE CALL

A conference call and webcast with management will be held on February 26, 2015 at 8:30 a.m. Eastern Time. You are invited to join a live webcast of the conference call by visiting the “Investors” section of the TeleTech website at www.teletech.com.  If you are unable to participate during the live webcast, a replay will be available on the TeleTech website.

NON-GAAP FINANCIAL MEASURES

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP) in the United States, the Company uses the following Non-GAAP financial measures: Free Cash Flow, Non-GAAP Revenue, Non-GAAP Income from Operations, Non-GAAP EBITDA and Non-GAAP EPS. Additionally our discussion of revenue and income from operations contain references to constant currency amounts. Constant currency measures are calculated by translating the current year reported amounts using the prior year foreign exchange rates for each underlying currency. TeleTech believes that providing these Non-GAAP financial measures provides investors with greater transparency to the information used by TeleTech’s management in its financial and operational decision making and allows investors to see TeleTech’s results “through the eyes” of management. TeleTech also believes that providing this information better enables TeleTech’s investors to understand its operating performance and information used by management to evaluate and measure such performance. These financial measures are not intended to be used in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of these Non-GAAP financial measures is available in the financial tables attached to this press release. We also encourage all investors to read TeleTech’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

ABOUT TELETECH

TeleTech is a leading global customer engagement company.  Founded in 1982, the Company helps its clients acquire, retain and grow profitable customer relationships. Using customer-centric  strategy, technology, processes and operations, TeleTech partners with business leadership across marketing, sales and customer care to design and deliver a simple, more human customer experience across every interaction channel. Servicing over 80 countries, TeleTech’s 46,000 employees live by a set of customer focused values that guide relationships with clients, their customers, and each other. To learn more about how TeleTech is bringing humanity to the customer experience visit TeleTech.com.

FORWARD-LOOKING STATEMENTS

Statements in this press release contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, relating to our operations, expected financial position, results of operation, and other business matters that are based on our current expectations, assumptions, and projections with respect to the future, and are not a guarantee of performance. We use words such as “may,” “believe,” “plan,” “will,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “would,” “could,” “target,” or similar expressions, or when we discuss our strategy, plans, goals, initiatives, or objectives, we are making forward-looking statements.

We caution you not to rely unduly on any forward-looking statements. Actual results may differ materially from what is expressed in the forward-looking statements, and you should review and consider carefully the risks, uncertainties and other factors that affect our business and may cause such differences as outlined but are not limited to factors discussed in the sections entitled “Risk Factors” included in TeleTech’s filings with the US Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K and subsequent quarterly financial reports on Form 10-Q. TeleTech’s filings with the SEC are available in the “Investors” section of TeleTech’s website, www.teletech.com and at the SEC’s public website at www.sec.gov.  Our forward looking statements speak only as of the date of the press release and we undertake no obligation to update them, except as may be required by applicable laws.

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TELETECH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenue	$338,170	$318,087	$1,241,781	$1,193,157

Operating Expenses:
Cost of services	240,146	220,942	886,492	846,631
Selling, general and administrative	50,537	51,343	198,553	193,423
Depreciation and amortization	15,386	12,783	56,538	46,064
Restructuring charges, net	1,600	254	3,350	4,435
Impairment losses	373	—	373	1,205
Total operating expenses	308,042	285,322	1,145,306	1,091,758

Income From Operations	30,128	32,765	96,475	101,399

Other income (expense)	2,138	(3,793)	3,984	(9,330)

Income Before Income Taxes	32,266	28,972	100,459	92,069

Provision for income taxes	(8,971)	(7,995)	(23,042)	(20,598)

Net Income	23,295	20,977	77,417	71,471

Net income attributable to noncontrolling interest	(1,329)	(1,508)	(5,124)	(4,083)

Net Income Attributable to TeleTech Stockholders	$21,966	$19,469	$72,293	$67,388

Net Income Per Share Attributable to TeleTech Stockholders

Basic	$0.45	$0.39	$1.47	$1.31

Diluted	$0.44	$0.38	$1.44	$1.29

Income From Operations Margin	8.9%	10.3%	7.8%	8.5%
Net Income Attributable to TeleTech Stockholders Margin	6.5%	6.1%	5.8%	5.6%
Effective Tax Rate	27.8%	27.6%	22.9%	22.4%

Weighted Average Shares Outstanding
Basic	48,714	50,439	49,297	51,338
Diluted	49,514	51,465	50,102	52,244

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(In thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013

Revenue:
Customer Management Services	$250,076	$230,625	$923,497	$890,883
Customer Growth Services	28,889	29,848	115,434	100,996
Customer Technology Services	35,475	41,630	139,182	152,485
Customer Strategy Services	23,730	15,984	63,668	48,793
Total	$338,170	$318,087	$1,241,781	$1,193,157

Income From Operations:
Customer Management Services	$20,851	$20,549	$76,792	$75,689
Customer Growth Services	1,854	1,780	7,255	3,024
Customer Technology Services	2,878	6,083	4,519	19,965
Customer Strategy Services	4,545	4,353	7,909	2,721
Total	$30,128	$32,765	$96,475	$101,399

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$77,316	$158,017
Accounts receivable, net	276,432	236,099
Other current assets	90,383	75,435
Total current assets	444,131	469,551

Property and equipment, net	150,212	126,719
Other assets	257,291	246,072

Total assets	$851,634	$842,342

LIABILITIES AND EQUITY
Total current liabilities	$199,122	$190,787
Other long-term liabilities	186,448	175,564
Mandatorily redeemable noncontrolling interest	2,814	2,509
Total equity	463,250	473,482

Total liabilities and equity	$851,634	$842,342

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013

Reconciliation of Revenue:

Revenue	$338,170	$318,087	$1,241,781	$1,193,157
Changes due to foreign currency fluctuations (1)	6,762		28,049
Lost revenue from typhoon	—	—	—	1,216
Non-GAAP Revenue	$344,932	$318,087	$1,269,830	$1,194,373

Reconciliation of Gross Margin:

Non-GAAP Revenue	$344,932	$318,087	$1,269,830	$1,194,373
Cost of services	240,146	220,942	886,492	846,631
Adjustments related to Non-GAAP revenue adjustments (1)	6,334	—	22,088	396
Non-GAAP Gross margin	$98,452	$97,145	$361,250	$347,346

NON-GAAP Gross margin percentage	28.5%	30.5%	28.4%	29.1%

Reconciliation of EBIT & EBITDA:

Net Income Attributable to TeleTech stockholders	$21,966	$19,469	$72,293	$67,388
Interest income	(224)	(378)	(1,769)	(2,560)
Interest expense	1,749	1,946	6,946	7,513
Provision for income taxes	8,971	7,995	23,042	20,598
EBIT	$32,462	$29,032	$100,512	$92,939

Depreciation and amortization	15,386	12,783	56,538	46,064

EBITDA	$47,848	$41,815	$157,050	$139,003

Reconciliation of Free Cash Flow:

Cash Flow From Operating Activities:
Net income	$23,295	$20,977	$77,417	$71,471
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,386	12,783	56,538	46,064
Other	(6,498)	27,606	(39,865)	20,444
Net cash provided by operating activities	32,183	61,366	94,090	137,979

Less - Total Capital Expenditures	15,407	18,532	67,641	50,364

Free Cash Flow	$16,776	$42,834	$26,449	$87,615

Reconciliation of Non-GAAP Income from Operations:

Income from Operations	$30,128	$32,765	$96,475	$101,399
Restructuring charges, net	1,600	254	3,350	4,435
Impairment losses	373	—	373	1,205
Net effect of foreign currency fluctuations (1)	428		5,961
Net effect of revenue lost from typhoon	—	—	—	820

Non-GAAP Income from Operations	$32,529	$33,019	$106,159	$107,859

Non-GAAP Income from Operations Margin	9.4%	10.4%	8.4%	9.0%

Note 1 -     Foreign currency fluctuations are calculated on a constant currency basis by translating the current year reported amounts using the prior year foreign exchange rates for each underlying currency.

TELETECH HOLDINGS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2014	2013	2014	2013
Reconciliation of Non-GAAP EPS:

Net Income Attributable to TeleTech stockholders	$21,966	$19,469	$72,293	$67,388
Add: Asset impairment and restructuring charges, net of related taxes	1,342	223	2,456	3,840
Add: Deconsolidation of subsidiary	—	—	—	3,556
Add: Changes in acquisition contingent consideration, net of related taxes	(949)	1,146	(2,804)	1,146
Add: Net effect of foreign currency fluctuations, net of related taxes (1)	325		4,226
Add: Net effect of revenue lost from typhoon, net of related taxes	—	—	—	574
Add: Changes in valuation allowance and returns to provision adjustments	272	1,488	(126)	880

Non-GAAP Net Income Attributable to TeleTech stockholders	$22,956	$22,326	$76,046	$77,384

Diluted shares outstanding	49,514	51,465	50,102	52,244

Non-GAAP EPS Attributable to TeleTech stockholders	$0.46	$0.43	$1.52	$1.48

Reconciliation of Non-GAAP EBITDA:

Net Income Attributable to TeleTech stockholders	$21,966	$19,469	$72,293	$67,388
Interest income	(224)	(378)	(1,769)	(2,560)
Interest expense	1,749	1,946	6,946	7,513
Provision for income taxes	8,971	7,995	23,042	20,598
Depreciation and amortization	15,386	12,783	56,538	46,064
Asset impairment and restructuring charges	1,973	254	3,723	5,640
Net effect of foreign currency fluctuations (1)	428	—	5,961	—
Net effect of revenue lost from typhoon	—	—	—	820
Changes in acquisition contingent consideration	(2,719)	1,878	(6,629)	1,878
Equity-based compensation expenses	2,276	3,392	11,307	13,234

Non-GAAP EBITDA	$49,806	$47,339	$171,412	$160,575

Note 1 -     Foreign currency fluctuations are calculated on a constant currency basis by translating the current year reported amounts using the prior year foreign exchange rates for each underlying currency.